Sub-Item 77Q1(d)

Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments
to constituent instruments referred to in answer to sub-item 77I:

Amended J.P. Morgan Funds Combined Amended and Restated Rule 18f-3
Multi-Class Plan, dated February 14, 2013, will be filed with Post-Effective Amendment No. 40 to the registrant's registration statement
On Form N-1A on April 30, 2013